Exhibit 16
                                                         under Form N1-A
                                           Exhibit 99 under Item 601/Reg.S-K


                                   STOCK FUND
                              FEDERATED STOCK TRUST
                              Computation of Yield
                                 AS OF 11/30/88

Dividend and Interest Income for the 30 Days
     Ended     11/30/88......................    $2,049,614.00

Net Expenses for the Period..................    $514,466.00

Average Daily Shares Outstanding and Entitled to
     Receive Dividends....................... 27,782,300.000

Maximum Offering Price per Share Reduced by
     Undeclared Investment Income as of 11/30/88                 $22.47

Undistributed Net Income.....................        $0.1600


YIELD     =  2] .............................(    $2,049,614.00  -  $514,466.00
)   + 1 (^6-1) =.............................    2.99%